Exhibit 99.1
ADVENTRX ANNOUNCES $40 MILLION COMMON STOCK OFFERING
SAN DIEGO, November 3, 2006— ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it has received signed subscription terms from a group of accredited and institutional investors for the purchase of 14,545,000 shares of the Company’s common stock at a price of $2.75 per share. The gross proceeds of the offering are expected to be approximately $40 million, before offering expenses and commissions. All the shares are being sold by ADVENTRX. The offering is expected to close on or about November 8, 2006, subject to the satisfaction of customary closing conditions.
ThinkEquity Partners LLC acted as lead placement agent and Fortis Securities LLC acted as co-placement agent in connection with this transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the offices of ThinkEquity Partners LLC, 31 West 52nd Street, 17th Floor, New York, NY 10019, or directly from the Company.
A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing low development risk pharmaceuticals for cancer and infectious disease that enhance the efficacy and/or safety of existing therapies. More information can be found on ADVENTRX’s web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: uncertainties inherent in the drug development process; the timing and success of clinical trials; the validity of research results; the receipt of necessary approvals from the FDA and other regulatory agencies; and other risks and uncertainties more fully described in ADVENTRX’s press releases and public filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov. ADVENTRX does not intend to update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.
Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866
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